Exhibit 99.8

Voting Agreement

This Voting Agreement (this "Agreement"), dated as of August 10, 2020 (the “Effective Date”) is entered into by and among the undersigned stockholders (collectively, "Stockholder") of MVC Capital, Inc., a Delaware corporation (the "Company"), Barings BDC, Inc., a Maryland corporation ("Parent"). Parent and Stockholder are each sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, Mustang Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Acquisition Sub"), and Barings LLC, a Delaware limited liability company, have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Acquisition Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") Beneficially Owned by Stockholder and set forth below Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares"); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and Stockholder has agreed, subject to the limitations herein, to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a)           “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, "Beneficially Own" and "Beneficial Ownership" shall also include record ownership of securities.

(b)           "Beneficial Owner" shall mean the Person who Beneficially Owns the referenced securities.

2.            Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)           Ownership of Shares. Stockholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of any proxy or voting restriction, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole and/or shares with its Affiliates voting power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other voting rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)           Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than the Original Shares.

(c)           Power and Authority; Binding Agreement. Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(d)           No Conflict. Except as to compliance with Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation including organizational documents, if applicable, binding upon Stockholder or any of the Shares.

(e)           No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for disclosures required pursuant to the Exchange Act. No consent of Stockholder's spouse is necessary under any "community property" or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)           No Litigation. There is no Proceeding pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.            Agreement to Vote Shares and Approve. Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Competing Proposal, Alternative Acquisition Agreement, or any of the transactions contemplated thereby, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's, or Acquisition Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company organizational documents); provided, however, that, notwithstanding the foregoing, the Stockholder shall not be required to vote in favor of the adoption of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or taking any other action set forth in sections (i) and (ii) herein at any meeting of the stockholders of the Company or by written consent of the stockholders of the Company if, and only if, (x) in response to an Intervening Event, a Company Adverse Recommendation Change is made after the date of this Agreement and prior to the Company Stockholders’ Meeting in accordance with Section 6.6 of the Merger Agreement and (y) the Company Stockholders’ Meeting occurs as contemplated by Section 6.3(b) of the Merger Agreement.

4.            No Voting Trusts or Other Arrangement. Stockholder agrees that during the term of this Agreement Stockholder will not, and will not permit any entity under Stockholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.            Transfer and Encumbrance. Stockholder agrees that (i) from the Effective Date until December 15, 2020, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or encumber ("Transfer") any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder's voting or economic interest therein and (ii) after December 15, 2020 and until the Expiration Time (if applicable), Stockholder will not Transfer a number of Shares, individually or in the aggregate, that is greater than two-thirds (2/3rds) of the number of Shares Beneficially Owned by Stockholder as of December 15, 2020. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any Affiliate of the Stockholder or any member of Stockholder's immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family, or upon the death of Stockholder or to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. For avoidance of doubt, a Transfer permitted by clause (ii) of this Section 5 shall not be conditioned on the transferee agreeing in writing to be bound by the terms of this Agreement.

6.            Additional Shares. Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be "Shares" for all purposes of this Agreement.

7.            Waiver of Appraisal and Dissenters' Rights and Certain Other Actions.

(a)            Waiver of Appraisal and Dissenters' Rights. To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of the Shares.

(b)            Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivative or otherwise, against the Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing; or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

8.            Termination. This Agreement and all obligations of the Parties shall terminate upon the earliest to occur of (the "Expiration Time"): (a) the Effective Time; (b) the date on which the Merger Agreement is validly terminated in accordance with its terms (including after any extension thereof); (c) the termination of this Agreement by mutual written consent of the Parties; or (d) a Company Adverse Recommendation Change. Nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

9.            No Solicitation. Subject to Section 10, Stockholder shall not, and shall cause its Subsidiaries not to, and shall use it reasonable best efforts to cause its Affiliates' and Representatives not to take any action the Company is otherwise prohibited from taking under Section 6.6 of the Merger Agreement. Notwithstanding the foregoing, Stockholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to: participate in discussions and negotiations with any Person making a Competing Proposal (or its Representatives) with respect to such Competing Proposal if: (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 6.6 of the Merger Agreement; and (ii) Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.

10.            Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company and/or the Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither the Company nor the Parent shall have the authority to direct the Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

11.            Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

12.            Most Favored Nations. The Parent hereby represents and warrants that as of the date hereof, the Parent has not entered into a voting agreement with any other Person that is a Beneficial Owner of shares of the Company’s Common Stock that includes terms, rights or other benefits that are more favorable in the aggregate to such other Person than the terms, rights and benefits in favor of the Stockholder under this Agreement, and the Parent will not amend in any material respect the terms, rights or benefits in, or waive any material obligation under, any of the agreements with such other Persons unless, in any such case, the Stockholder has been offered in writing the opportunity to concurrently receive the benefits of any such terms, rights and benefits or waiver to the extent applicable to this Agreement.

13.            Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party's seeking or obtaining such equitable relief.

14.            Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15.            Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery (with concurrent email delivery), by prepaid overnight courier (providing written proof of delivery) (with concurrent email delivery) or by confirmed electronic mail, addressed as follows:

if to Parent:

Barings BDC, Inc.

300 South Tryon Street, Suite 2500
Charlotte, North Carolina
Email:           jonathan.bock@barings.com

jonathan.landsberg@barings.com
Attention:     Jonathan Bock

Jonathan Landsberg

with a copy (which shall not constitute notice) to:

Dechert LLP
1900 K Street NW
Washington, DC 20006
Phone:          (202) 261-3300
Email:           harry.pangas@dechert.com

gregory.schernecke@dechert.com
Attention:      Harry Pangas, Esq.

Gregory A. Schernecke, Esq.

If to Stockholder:

Wynnefield Capital, Inc,

450 Seventh Avenue, Suite 509

New York, New York 10123

Phone:

Email:                nobus@wynncap.com

Attention: Mr.    Nelson Obus

Copy to:

Kane Kessler, P.C.
666 Third Avenue, 23rd Floor
New York, NY 10022

Phone:             (212) 541-6222
Email:              jtullman@kanekessler.com
Attention:        Jeffrey S. Tullman, Esq.

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 15; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 15 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 15.

16.            Miscellaneous.

(a)            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The Parties hereto agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the Parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 16(a).

(b)            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(c)            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(d)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(e)            Section Headings. All section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 16(f) shall be null and void.

(g)           No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

BARINGS BDC, INC.

By	/s/Jonathan Bock
Name:	Jonathan Bock
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I			WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC,		By:	Wynnefield Capital Management, LLC,
	its General Partner			its General Partner

By:	/s/ Nelson Obus		By:	/s/ Nelson Obus
	Name:	Nelson Obus		Name:	Nelson Obus
	Title:	Co-Managing Member		Title:	Co-Managing Member

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 615,649			Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 619,083

WYNNEFIELD PARTNERS SMALL CAP VALUE OFFSHORE FUND, LTD.	WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:	Wynnefield Capital, Inc,
its Investment Manager

By:	/s/ Nelson Obus
	Name:	Nelson Obus
	Title:	Co-Trustee

By:/	s/ Nelson Obus
	Name:	Nelson Obus
	Title:	Co-Managing Member

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 289,138			Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 35,400

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